Exhibit 8.1

                                                      DB DRAFT OF MARCH 30, 2000
                                                      --------------------------


                       [ Dewey Ballantine LLP Letterhead]



                                 March 31, 2000



The Addressees Listed
     on Annex A

                  Re:  NovaStar Mortgage Funding Trust, Series 2000-1
                       ----------------------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel to Residential Asset Funding Corporation as to certain matters in connection with the issuance and delivery of certain asset-backed certificates denominated NovaStar Home Equity Loan Asset-Backed Certificates, Series 2000-1 Class A Certificates, Class M Certificates, Class P Certificates, Class O Certificates and Residual Certificates (collectively, the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of March 1, 2000 (the "Pooling and Servicing Agreement") among First Union National Bank, a national banking association, as certificate administrator (the "Certificate Administrator") and The Chase Manhattan Bank, as trustee (the "Trustee").

                  As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below including the following: (a) a Prospectus dated September 9, 1999 and a Prospectus Supplement dated March __, 2000 (together the "Prospectus") with respect to the Class A and Class M Certificates, (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto and (c) other documents and matters of fact and law as we deem necessary for the purposes of the opinions expressed below. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

                  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of the special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  Based on the foregoing, and such investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

                  1. Assuming that (a) each of the Lower-Tier REMIC and the Upper-Tier REMIC created under the Pooling and Servicing Agreement elect, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, the each of the Lower-Tier REMIC and the Upper-Tier REMIC will be treated as a REMIC.

                  2. Subject to the above, (a) the Class A-1 Certificates, without the right to receive amounts from the Supplemental Interest Account, (b) the Class A-IO Certificates, (c) the Class M-1 Certificates, without the right to receive amounts from the Supplemental Interest Account, (d) the Class M-2 Certificates, without the right to receive amounts from the Supplemental Interest Account,
         (e) the Class M-3 Certificates, without the right to receive amounts from the Supplemental Interest Account, (f) the Class P Certificates and (g) the Class O Certificates will be treated as "regular interests" in the Upper-Tier REMIC. The Class RU Certificates will be treated as the "residual interest" in the Upper-Tier REMIC.

                  3. The Lower-Tier Regular Interests will be treated as the "regular interests" and the Class RL Certificates will be treated as the "residual interest" in the Lower-Tier REMIC.

                  4. The statements under the caption "Federal Income Tax Consequences" in the Prospectus Supplement are accurate and complete in all material respects.

                  5. As a consequence of the qualification of the Upper-Tier REMIC as a REMIC, the Upper-Tier REMIC Regular Interests will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets of the Upper-Tier REMIC consist of qualifying assets under such sections. In addition, as a consequence of the qualification of the Upper-Tier REMIC as a REMIC, interest on the Upper-Tier REMIC Regular Interests will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that the Certificates are treated as "real estate assets" under Section 856(c) of the Code.

                  6. While the proper federal income tax treatment of the right to receive amounts from the Supplemental Interest Account is not clear, special tax counsel believes that the right to receive amounts from the Supplemental Interest Account should be treated as a notional principal contract.

                  Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.



                                                     Very truly yours,

                                                     /s/ Dewey Ballantine LLP

                                     ANNEX A

First Union Securities, Inc.                        The Chase Manhattan Bank
301 South College Street, TW-06                     450 West 33rd St.
Charlotte, North Carolina  28288-0610               15th Floor
                                                    New York, New York 10001

Standard & Poor's Ratings Services                  Moody's Investors Service, Inc.
25 Broadway                                         99 Church Street
New York, New York  10004                           New York, New York  10007

NovaStar Financial Inc.                             NovaStar Mortgage Funding Corporation III
1901 West 47th Place, Suite 105                     1901 West 47th Place, Suite 105
Westwood, Kansas  66205                             Westwood, Kansas  66205
NovaStar Capital, Inc.
1901 West 47th Place, Suite 105
Westwood, Kansas  66205

NovaStar Mortgage Inc.
1901 West 47th Place, Suite 105
Westwood, Kansas  66205